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                     SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                      ----------------------------------

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



             Date of earliest event reported: November 22, 2000



                            PRESIDENT CASINOS, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


              Delaware            0-20840           51-0341200
          ---------------    ----------------    ----------------
          (State or other    (Commission File    (I.R.S. Employer
          jurisdiction of         Number)         Identification
           organization)                              Number)


           802 North First Street, St. Louis, Missouri    63102
         ---------------------------------------------------------
            (Address of principal executive offices)    (Zip code)

                              (314) 622-3000
             ----------------------------------------------------
             (Registrant's telephone number, including area code)





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Item 5.  Other Events

  On November 22, 2000, President Casinos, Inc. (the "Company") entered into an agreement with a majority of the holders of its 13% Senior Notes due September 15, 2001, of which $75 million are outstanding, and the holders of a majority of its 12% Notes due December 15, 2001, of which $25 million are outstanding.

  The agreement provides for a restructuring of the Company's debt obligations under the notes and the application of certain of the proceeds received by the Company from the recently completed sale of the assets of the Company's Davenport, Iowa operations. Pursuant to terms of the agreement, the Company utilized approximately $2 million of the net proceeds from the sale to pay the remaining balance of indebtedness on the Company's Biloxi casino vessel. In addition, approximately $43 million of the proceeds from the sale were deposited with a securities intermediary. Of this amount, $12.75 million were used to pay missed interest payments due March 15, 2000 and September 15, 2000 on the 12% and 13% Notes; $25 million were used to partially redeem the 12% and 13% Notes; and approximately $5.3 million will be used to pay interest due March 15, 2001 on the 12% and 13% Notes.

  As part of the restructuring, the maturity of the 12% Notes and the 13% Notes will be extended from September 15, 2001 to September 15, 2003, if the Company meets certain interest coverage ratios for the first half of calendar 2001. In lieu of the partial redemption of the 13% Notes scheduled for September 15, 2000, the restructured 13% Notes will provide for a sinking fund payment of $15 million due August 31, 2001. The sinking fund payment is subject to extension or termination based upon satisfaction of certain performance based tests by the Company's St. Louis operations for the calendar quarter ending in June 2001, and each quarter thereafter on a rolling basis. In addition to the forgoing, as part of the restructuring certain additional assets will be pledged to secure the 13% Notes and the Company will issue to the holders of the 12% Notes and the 13% Notes warrants to purchase up to 10% of the fully diluted common stock of the Company at an exercise price of $2.625 per share.

  To consummate the restructuring, the Company will solicit consent of the noteholders to waive certain defaults and to amend the Indentures governing the 12% Notes and the 13% Notes. The Company has until May 30, 2001 to cause the restructuring to close and become effective unless such date is extended. In the event the reorganization is not completed by means of consent solicitation, the Company anticipates seeking a final order of a court confirming the restructuring as part of a plan of reorganization.

Item 7.  Financial Statements and Exhibits.

(a)  Financial statements of businesses acquired.  Not applicable.

(b)  Pro forma financial information.  Not applicable.

(c)  Exhibits.  See Exhibit Index.
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                                 SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 21, 2000

                                 PRESIDENT CASINOS, INC.

                                 By: /s/ Ralph J. Vaclavik
                                 -------------------------------------------
                                 Ralph J. Vaclavik, Senior Vice President
                                 and Chief Financial Officer

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                                 EXHIBIT INDEX

Exhibit
Number     Description

 10.1 President Casinos, Inc. Supplemental Indenture with respect to $25,000,000 12% Notes due September 15, 2001.
 10.2 President Casinos, Inc. Supplemental Indenture with respect to $75,000,000 13% Senior Notes due September 15, 2001.
 99        Press Release, dated December 1, 2000.